                                                             Filed Pursuant to
                                                             Rule 424(b)(4)
                                                             File No. 333-03224

            Prospectus Supplement to Prospectus dated June 6, 1997.
                                1,600,000 Shares
                              AXA FINANCIAL, INC.
                                  Common Stock
                               ------------------

    This is an offering of shares of common stock of AXA Financial, Inc. The Chase Manhattan Bank, as Trustee of the SECT Trust created by us in 1993, is selling the shares offered in this prospectus supplement. AXA Financial, Inc. will issue the offered shares to the SECT Trust when the SECT Trust converts shares of our Series D Convertible Preferred Stock, which we sold to the SECT Trust in a private transaction in 1993. See "Selling Stockholder" in the accompanying prospectus. We expect AXA, our principal stockholder, or its affiliates to purchase directly from the SECT Trust up to 60% of the shares offered hereby in order to maintain AXA's current approximate ownership percentage. See "AXA Purchases of Common Stock".

    The common stock is listed on the New York Stock Exchange under the symbol "AXF". The last reported sales price of the Common Stock on September 7, 1999 was $64 11/16 per share.

    SEE "RISK FACTORS" ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF COMMON STOCK.

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    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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    Goldman, Sachs & Co., as exclusive sales agent, may sell the shares of common stock offered in this prospectus supplement from time to time on the NYSE or other exchanges on which the common stock may be traded, in the over the counter market, through negotiated transactions or by other means, at market prices prevailing at the time or at other prices. See "Plan of Distribution".

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                              GOLDMAN, SACHS & CO.
                                ----------------

                 Prospectus Supplement dated September 8, 1999.

                                 AXA FINANCIAL

    FOR THE PURPOSES OF THIS PROSPECTUS, THE TERM "AXA FINANCIAL" REFERS TO AXA FINANCIAL, INC. AND ITS SUBSIDIARIES. OUR NAME CHANGED ON SEPTEMBER 3, 1999 FROM "THE EQUITABLE COMPANIES INCORPORATED". ALL OPERATIONS AND FINANCIAL RESULTS DISCUSSED HEREIN AND INCORPORATED BY REFERENCE WERE CONDUCTED AND ACHIEVED UNDER OUR PRIOR NAME. OUR EXCHANGE ACT REPORTS WERE FILED UNDER "THE EQUITABLE COMPANIES INCORPORATED".

    AXA Financial is a diversified financial services organization offering a broad spectrum of insurance, investment banking and asset management services. It is one of the world's largest asset managers, with total assets under management of approximately $390.8 billion at June 30, 1999. AXA Financial's insurance business, conducted principally by its wholly-owned life insurance subsidiary, The Equitable Life Assurance Society of the United States ("Equitable Life"), is reported in the Insurance segment. AXA Financial's investment banking business, conducted by Donaldson, Lufkin & Jenrette, Inc., in which we owned on a consolidated basis at June 30, 1999 an approximate 70% interest, is reported in the Investment Banking segment. AXA Financial's asset management business, conducted principally by Alliance Capital Management L.P., in which AXA Financial indirectly owned at June 30, 1999 an approximate 59% interest, is reported in the Asset Management segment.

    We are implementing a strategic initiative to make optimum use of AXA Financial's family of valuable brands. The change of our name to "AXA Financial, Inc." is intended to create an overall brand that will reflect the broad array of products and services that we offer and to embody the positive attributes of a global company with significant resources. Efforts to use brands more effectively include the creation of a new brand -- "AXA Advisors" -- to provide financial advisory services and to distribute other relationship-based products and services, as well as traditional insurance and annuity products. EQ Financial Consultants, Inc., a broker-dealer subsidiary, will become "AXA Advisors, LLC" and will focus on developing and managing customer relationships. This initiative will separate the insurance and annuity companies, which will continue under the "Equitable" name, from relationship management, which will be undertaken by "AXA"-named companies.

    Our unsecured long-term debt is rated A by Standard & Poor's Corporation (6th highest rating of 22), A2 by Moody's Investors Service (6th highest rating of 21) and A+ by Fitch Investors Services, Inc. (5th highest rating of 24).

    The name "AXA" and the AXA trademark are owned by Finaxa, AXA's parent. In 1996, AXA and Finaxa entered into a Licensing Agreement pursuant to which Finaxa granted AXA a non-exclusive license (the "AXA License") to use the AXA trademark in certain jurisdictions. The AXA License may be terminated upon three months prior written notice by either party; however, Finaxa may not exercise its termination right for so long as it is AXA's largest shareholder. The right to use the name "AXA" will be sublicensed from AXA at no charge to us nor to any of our subsidiaries. If the AXA License is terminated, such sublicense would also terminate.

    AXA is our largest shareholder, beneficially owning (together with certain of its affiliates) at June 30, 1999 approximately 58% of the outstanding shares of our common stock. We are a Delaware corporation with principal headquarters located at 1290 Avenue of the Americas, New York, New York 10104 (telephone
(212) 554-1234).

INSURANCE

    The Insurance segment accounted for $4.06 billion, or approximately 37.6% of consolidated operating revenues, for the year ended December 31, 1998, and $2.13 billion, or approximately 34.0% of consolidated operating revenues, for the six months ended June 30, 1999. This segment offers a variety of traditional, variable and interest-sensitive life insurance products, variable and fixed-interest annuity products, mutual fund and other investment products, as well as association plans, to individuals, small groups, small and medium-sized corporations, state and local governments and not-for-profit organizations. It also administers traditional participating group annuity contracts with conversion features, generally for corporate qualified pension plans, and association plans which provide full service retirement programs for individuals affiliated with professional and trade associations. These products are marketed in all 50 states, the District of Columbia and Puerto Rico by more than 7,400 sales associates (except association plans, which are marketed directly to clients by the Insurance Group). Equitable Distributors, Inc., Equitable Life's wholesale distribution company, offers annuity products (and, beginning in 1998, life insurance products) to major securities firms, other broker-dealers and banks and at year-end 1998 had executed sales agreements with 5 major securities firms, a total of 277 broker-dealers and 38 banks. In 1998, major securities firms, other broker-dealers and banks accounted for 62.9% of all Income Manager product sales.

    This segment also includes the Insurance Group's separate accounts for certain individual insurance and annuity products in which customers may invest their accumulated policy funds. As of June 30, 1999, the Insurance Group had more than 3 million policy or contract holders. Equitable Life, which was established in the State of New York in 1859, has been among the largest life insurance companies in the United States for more than 100 years.

    The claims-paying or financial strength rating of Equitable Life is AA- from Standard & Poor's Corporation (4th highest rating of 18) and Duff & Phelps Credit Rating Co. (4th highest rating of 18), Aa3 from Moody's Investors Service, Inc. (4th highest rating of 19) and AA from Fitch Investors Service, Inc. (3rd highest rating of 26). In June 1999, the rating from A.M. Best Company, Inc. improved from A to A+ (2nd highest rating of 13).

INVESTMENT BANKING

    The Investment Banking segment, which includes DLJ, a leading integrated investment and merchant bank, serves institutional, corporate, governmental and individual clients both domestically and internationally. DLJ's businesses include securities underwriting, sales and trading; merchant banking; financial advisory services; investment research; venture capital; correspondent brokerage services; securities lending; online interactive brokerage services; asset management and other advisory services. Investment Banking revenues for the year ended December 31, 1998 were $5.42 billion, or 50.1% of AXA Financial's consolidated operating revenues, and were $3.31 billion, or 52.6% of AXA Financial's consolidated operating revenues, for the first six months of 1999. DLJ conducts its operations through four principal operating groups: the Banking Group, which includes Investment Banking, Merchant Banking/Principal Investing and the Sprout Group (Wall Street's oldest venture capital firm); the Equities Group, which includes Institutional Equities, International Equities, Equity Derivatives, Convertibles and Autranet; the Fixed Income Group, consisting of High Grade Corporates, Governments, Mortgage/Asset Backed activities, High Yield, Derivatives and Foreign Exchange; and the Financial Services Group, comprised of the Pershing Division, the Investment Services Group, the Asset Management Group and DLJDIRECT-TM-.

    At June 30, 1999, we directly and indirectly owned, on a consolidated basis, approximately 70% of DLJ's outstanding common stock; assuming full vesting of restricted stock units and full exercise of all outstanding options, the Company would own approximately 57% of DLJ's common stock. In May 1999, DLJ issued a new class of common stock which tracks the financial performance of DLJDIRECT, its online brokerage business. At June 30, 1999, the Company owned none of this new class of stock, and therefore had, on a consolidated basis, a 57% interest in the results of DLJDIRECT's business, which represents our 70% interest in DLJ's retained interest in DLJDIRECT's financial performance.

ASSET MANAGEMENT

    The Asset Management segment, which includes Alliance, one of the largest investment advisors in the United States, provides diversified investment management services to the Insurance Group and to a variety of institutional clients, including corporate and public employee pension funds, endowments, foundations and other domestic and foreign financial institutions as well as to high net worth individuals and, through various investment vehicles, to individual investors. This segment includes institutional Separate Accounts ($10.2 billion at June 30, 1999) which provide various investment options for large group pension clients, primarily defined benefit contribution plans, through pooled or single group accounts. The segment also includes the results of Equitable Real Estate Investment Management, Inc. which provided real estate investment management services, property management services, mortgage servicing and loan asset management as well as agricultural investment management services, but only through June 10, 1997, the date of Equitable Real Estate's sale. The Asset Management segment for the year ended December 31, 1998 accounted for approximately $1.33 billion or 12.3% of consolidated operating revenues for the year, and in the first half of 1999 accounted for approximately $837.9 million or 13.4% of consolidated operating revenues. At June 30, 1999, Alliance had assets under management of approximately $321.0 billion (including $257.9 billion for third party clients), which consisted of approximately $180.1 billion from separately managed accounts for institutional investors and high net worth individuals and approximately $140.9 billion from mutual fund accounts. Alliance's greatest growth in recent years has been in products for individual investors, primarily mutual funds, which generate relatively high management and servicing fees as compared to fees charged to separately managed accounts.

    On September 22, 1999, Alliance will hold a special meeting of Alliance unitholders to vote upon a proposed reorganization. Under the terms of the reorganization, holders of Alliance units would be given the choice of participating in Alliance's business through ownership of units in either a public partnership, subject to a 3.5% federal tax that is imposed on the gross business income of public partnerships, or a private partnership not subject to such tax. AXA Financial has agreed that if the reorganization becomes effective, it will hold substantially all of its interest in Alliance through units in the private partnership. As a result, we will receive a substantial economic benefit over time if the reorganization is effected.

                              RECENT DEVELOPMENTS

    On August 10, 1999 General American Life Insurance Company announced that it was unable to meet substantial demands for surrenders arising from its funding agreement business. General American indicated that it has adequate assets to meet its obligations, but was unable to raise sufficient cash to meet these demands on short notice. Four money market mutual funds sponsored by Alliance (the "Funds") owned an aggregate of $570 million in funding agreements issued by General American. These funding agreements mature on July 10, 2000, but are subject to earlier redemption on seven days written notice at the option of the holders. As of September 7, 1999, General American had repaid 10% of the face amount of those funding agreements. The Funds currently own $513 million of those agreements, which comprise no more than approximately 3.5% of the assets of any of the four Funds, after giving effect to the 10% repayment. An affiliate of General American announced on August 26, 1999 that Metropolitan Life Insurance Company has a definitive agreement to acquire General American for $1.2 billion.

    Equitable Life has obtained letters of credit under which the Funds may first draw on July 10, 2000, the maturity date of the funding agreements, to pay principal in an amount up to the unpaid face amount of the funding agreements, if General American continues not to honor the redemption requests. Equitable Life will be responsible for the amount of each draw under a letter of credit, and Alliance will be obligated to reimburse Equitable Life, in cash or the equivalent value in Alliance Units, for the amount of each such draw and to pay certain fees and expenses to Equitable Life. These letters of credit are intended to prevent the net asset value in any Fund from dropping below $1.00 per share in the event General American continues not to honor the redemption requests. While the ultimate outcome of this matter cannot be determined at this time, AXA Financial does not expect this matter to have a material adverse effect on its consolidated financial position.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED PRIOR TO DECIDING WHETHER OR NOT TO PURCHASE THE SHARES OFFERED HEREBY. THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE INFORMATION INCORPORATED HEREIN AND THEREIN BY REFERENCE INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING THOSE IDENTIFIED IN "RISK FACTORS," WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR THOSE ANTICIPATED. FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHER THINGS, DISCUSSIONS CONCERNING AXA FINANCIAL'S POTENTIAL EXPOSURE TO MARKET RISKS, AS WELL AS STATEMENTS EXPRESSING MANAGEMENT'S EXPECTATIONS, BELIEFS, ESTIMATES, FORECASTS, PROJECTIONS AND ASSUMPTIONS, AS INDICATED BY WORDS SUCH AS "BELIEVES," "ESTIMATES," "INTENDS," "ANTICIPATES," "EXPECTS," "PROJECTS," "SHOULD," "PROBABLY," "RISK," "TARGET," "GOALS," "OBJECTIVES," OR SIMILAR EXPRESSIONS. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--FORWARD-LOOKING STATEMENTS" IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1999.

MARKET RISK EXPOSURES FROM INTEREST RATE FLUCTUATIONS, EQUITY PRICE MOVEMENTS, CHANGES IN CREDIT QUALITY AND FOREIGN CURRENCY EXPOSURE COULD MATERIALLY ADVERSELY AFFECT OUR CONSOLIDATED RESULTS OF OPERATIONS.

    Our businesses are subject to market risks arising from insurance asset/liability management, asset management and trading activities. Primary market risk exposures exist in the insurance and investment banking segments and result from interest rate fluctuations, equity price movements, changes in credit quality and, at DLJ, foreign currency exchange exposure. Returns on equity securities are very volatile. Effective January 1, 1999, we designated all investments in publicly traded equity securities in Equitable Life's general account and our holding company group portfolios as "trading securities" and all subsequent changes in fair value of such investments are being reported through earnings. Each of these risks is discussed further under the captions "Investment Results of General Account Investment Assets--Other Equity Investments" and "Market Risk, Risk Management and Derivative Financial Instruments" as well as in Note 16 of Notes to Consolidated Financial Statements in the 1998 10-K and under the caption "Investment Results of General Account Investment Assets--Other Equity Investments" in the June 30, 1999 10-Q.

ANY SIGNIFICANT UNRESOLVED DIFFICULTIES RELATED TO YEAR 2000 COMPLIANCE INITIATIVES COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

    Equitable Life, DLJ and Alliance continue to address Year 2000 compliance issues. There can be no assurance that compliance schedules will be met; that our computer systems will operate as intended; that the systems, services and products of third parties will be Year 2000 compliant or that cost estimates will be met. Any significant unresolved difficulties related to the Year 2000 compliance initiatives could result in an interruption in, or a failure of, normal business activities or operations, or the incurrence of unanticipated expenses related to resolving such difficulties, regulatory actions, damage to our franchise, and legal liabilities and, accordingly, could have a material adverse affect on our business operations and financial results. See "Year 2000" in the 1998 10-K and the June 30, 1999 10-Q for a detailed discussion of our compliance initiatives.

IMPLEMENTATION OF MANAGEMENT'S STRATEGIC INITIATIVES MAY NOT PRODUCE THE RESULTS INTENDED.

    We continue to implement strategic initiatives identified after a comprehensive review of our organization and strategy conducted in late 1997. These initiatives are designed to make us a premier provider of financial planning, insurance and asset management products and services. The "branding" initiative, which consists in part of a reorganization of wholly owned subsidiaries engaged in providing financial advisory services and distributing relationship-based products and services, and changes to our name and the names of these subsidiaries, is designed to separate product manufacturing under the "Equitable" name from distribution and advisory services under the "AXA Advisors" name. Implementation of these strategic initiatives is subject to various uncertainties, including those relating to timing and expense, and the results of implementing these initiatives could be other than what management intends.

CHANGES IN FEDERAL LAWS COULD ADVERSELY IMPACT SALES OF CERTAIN INSURANCE PRODUCTS AND ADVERSELY AFFECT THE TAXATION OF INSURANCE COMPANIES.

    There are several proposed Federal laws which may significantly affect our insurance and asset management businesses, including proposed laws regarding employee benefits, removal of barriers preventing banks from engaging in the insurance and mutual fund businesses, the taxation of insurance companies and the taxation of insurance products. Certain of these proposals contain provisions which, if enacted, could adversely impact our sales of insurance products and the taxation of insurance companies.

OUR ACCELERATED REAL ESTATE SALES PROGRAM COULD RESULT IN NET LOSSES IF REAL ESTATE MARKETS DO NOT CONFIRM MANAGEMENT'S EXPECTATIONS REGARDING PROPERTY VALUES.

    The ability of Equitable Life to continue its accelerated real estate sales program without incurring net losses will depend on real estate markets for the remaining properties held for sale and the negotiation of transactions which confirm management's expectations regarding property values. For further information, including information concerning the writedown in the fourth quarter of 1997 in connection with management's decision to accelerate the sale of certain real estate assets, see "Investment Results of General Account Investment Assets--Equity Real Estate" in the 1998 10-K.

IF RESERVES FOR OUR DISABILITY INCOME AND GROUP PENSION BUSINESSES ARE NOT SUFFICIENT TO PROVIDE FOR ALL FUTURE LIABILITIES, RESULTS OF CONTINUING OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

    Our disability income and group pension businesses produced pre-tax losses in 1995 and 1996. In late 1996, loss recognition studies for the disability income and group pension businesses were completed. As a result, $145.0 million of unamortized deferred acquisition costs on disability income policies at December 31, 1996 was written off; reserves for directly written disability income policies and disability income reinsurance assumed were strengthened by $175.0 million; and a pension par premium deficiency reserve was established which resulted in a $73.0 million pre-tax charge to results of continuing operations at December 31, 1996. Based on the experience that emerged on these two books of business since 1996, management continues to believe the assumptions and estimates used to develop the 1996 disability income and pension par reserve strengthenings are reasonable. However, there can be no assurance that they will be sufficient to provide for all future liabilities. Equitable Life no longer underwrites new disability income policies. Equitable Life is exploring its ability to dispose of the disability income business through reinsurance. See "Combined Operating Results by Segment-- Insurance" in the 1998 10-K.

REVENUES AND NET INCOME FROM THE INVESTMENT BANKING BUSINESS HAVE BEEN AT HISTORICALLY HIGH LEVELS DURING THE PAST SEVERAL YEARS AND ARE SUBJECT TO WIDE FLUCTUATIONS.

    DLJ's business activities are subject to risks, including volatile trading markets and fluctuations in the volume of market activity. Consequently, DLJ's net income and revenues have been, and may continue to be, subject to wide fluctuations, reflecting the impact of many factors beyond DLJ's control, including securities market conditions, the level and volatility of interest rates, competitive conditions and the size and timing of transactions. Over the last several years, DLJ's results have been at historically high levels. See "Combined Operating Results by Segment--Investment Banking" in the 1998 10-K for a discussion of the negative impact on DLJ in the second half of 1998 of global economic problems, particularly in Japan and in emerging markets including Russia and Asia. Potential losses could result from DLJ's merchant banking activities as a result of their capital intensive nature.

THERE CAN BE NO ASSURANCE THAT THE ALLOWANCE FOR LOSSES PROVIDED FOR THE DISCONTINUED WIND-UP ANNUITIES AND GUARANTEED INVESTMENT CONTRACT LINES OF BUSINESS WILL NOT DIFFER FROM THE LOSSES ULTIMATELY REALIZED.

    The determination of the allowance for future losses for the discontinued wind-up annuities and guaranteed investment contract lines of business continues to involve numerous estimates and subjective judgments including those regarding expected performance of investment assets, ultimate mortality experience and other factors which affect investment and benefit projections. There can be no assurance that the losses provided for will not differ from the losses ultimately realized. To the extent actual results or future projections of discontinued operations differ from management's current best estimates underlying the allowance, the difference would be reflected as earnings or loss from discontinued operations within the consolidated statements of earnings. In particular, to the extent income, sales proceeds and holding periods for equity real estate differ from management's previous assumptions, periodic adjustments to the allowance are likely to result. See "Discontinued Operations" in the 1998 10-K for further information including discussion of significant reserve strengthening in 1997 and 1996 and the assumptions used in making cash flow projections.

CHANGES IN THE TOTAL VALUE OR COMPOSITION OF ASSETS UNDER MANAGEMENT COULD ADVERSELY AFFECT REVENUES FROM OUR ASSET MANAGEMENT BUSINESS.

    Alliance's revenues are largely dependent on the total value and composition of assets under its management and are therefore affected by market appreciation or depreciation, additions and withdrawals of assets, purchases and redemptions of mutual funds and shifts of assets between accounts or products with different fee structures. A substantial decline in assets under management would adversely affect our results of operations. See "Combined Operating Results by Segment--Asset Management" and "--Fees and Assets Under Management" in the 1998 10-K and in the June 30, 1999 10-Q.

ANY SIGNIFICANT DIFFICULTIES RELATED TO TECHNOLOGY AND INFORMATION SYSTEMS COULD MATERIALLY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND ACHIEVEMENT OF STRATEGIC GOALS.

    Our information systems are central to, among other things, designing and pricing products, marketing and selling products and services, processing policyholder and investor transactions, client recordkeeping, communicating with agents, employees and clients, and recording information for accounting and management information purposes. Any significant difficulty associated with the operation of such systems, or any material delay or inability to develop needed system capabilities, could have a material adverse affect on our results of operations and, ultimately, our ability to achieve strategic goals.

OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED BY DEFENSE AND SETTLEMENT COSTS AND ANY UNEXPECTED MATERIAL ADVERSE OUTCOME IN PENDING LITIGATIONS.

    A number of lawsuits have been filed against life and health insurers involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents and other matters. Some of the lawsuits have resulted in the award of substantial judgments against other insurers, including material amounts of punitive damages, or in substantial settlements. In some states, juries have substantial discretion in awarding punitive damages. Our insurance subsidiaries, like other life and health insurers, are involved in such litigation. While no such lawsuit has resulted in an award or settlement of any material amount against us to date, our results of operations and financial condition could be affected by defense and settlement costs and any unexpected material adverse outcomes in such litigations as well as in other material litigations pending against other subsidiaries. In addition, examinations by Federal and state regulators could result in adverse publicity, sanctions and fines. For further information see "Business--Regulation" and "Legal Proceedings" in the 1998 10-K and "Legal Proceedings" in the June 30, 1999 10-Q.

FUTURE ACCOUNTING PRONOUNCEMENTS MAY HAVE MATERIAL EFFECTS ON OUR CONSOLIDATED EARNINGS AND SHAREHOLDERS' EQUITY.

    In the future, new accounting pronouncements may have material effects on our consolidated statements of earnings and shareholders' equity. See Note 2 of Notes to Consolidated Financial Statements in the 1998 Form 10-K and the June 30, 1999 10-Q for pronouncements issued but not implemented. In addition, the NAIC has approved its codification project providing regulators and insurers with uniform statutory guidance, addressing areas where statutory accounting previously was silent and changing certain existing statutory positions. Equitable Life will be subject to codification to the extent and in the form adopted in New York State, which would require action by both the New York legislature and the New York Insurance Department. It is not possible to predict whether, in what form, or when codification will be adopted in New York, and accordingly, it is not possible to predict the effect of codification on Equitable Life.

                              PLAN OF DISTRIBUTION

    The shares offered hereby may be sold from time to time by the SECT Trust through Goldman, Sachs & Co., as exclusive sales agent. These sales may be effected in one or more transactions as described under the heading "Plan of Distribution" in the accompanying prospectus. In connection with these sales, the SECT Trust will pay fees, commissions or discounts to Goldman, Sachs & Co., which will not exceed those usual and customary for the services rendered. Goldman, Sachs & Co. will not be paid fees, commissions or discounts in respect of shares purchased by AXA or its affiliates directly from the SECT Trust.

    The SECT Trust is not obligated to sell the shares offered hereby, and the Company, on behalf of the SECT Trust, and Goldman, Sachs & Co. may reject any offer to purchase the shares offered hereby in whole or in part.

    The Company has agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

                         AXA PURCHASES OF COMMON STOCK

    AXA currently holds approximately 58% of our outstanding common stock. In connection with any sales to third parties of shares offered hereby, AXA is expected to purchase directly from the SECT Trust, on terms comparable to such third party transactions, a number of shares offered hereby such that AXA would maintain its approximate percentage ownership of our outstanding common stock.

                               11,940,299 SHARES
                      THE EQUITABLE COMPANIES INCORPORATED
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

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    This Prospectus relates to the resale, from time to time, by The Chase Manhattan Bank, acting solely as trustee (the "SECT Trustee") of The Equitable Companies Incorporated Stock Trust (the "SECT Trust" or "Selling Stockholder"), of up to 11,940,299 shares (the "Offered Shares") of Common Stock, $.01 par value ("Common Stock"), of The Equitable Companies Incorporated (the "Company"). The Offered Shares were or will be issued to the SECT Trust upon conversion of certain shares of the Company's Series D Convertible Preferred Stock sold in a private transaction by the Company to the SECT Trust in 1993. The SECT Trust was established to provide a source of funding for a portion of the obligations arising under certain employee compensation and benefit programs of the Company's subsidiaries (the "Plans"). A committee (the "Committee") comprised of officers, directors and/or employees of the Company, its subsidiaries or companies affiliated with AXA-UAP ("AXA"), the Company's largest stockholder, will give instructions to the SECT Trustee concerning the time and manner of sale or disposition of the Offered Shares. See "Selling Stockholder" and "Plan of Distribution".

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE OFFERED SHARES.

    The Common Stock of the Company is listed on the New York Stock Exchange (the "NYSE") under the symbol "EQ".

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    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

    The Offered Shares may be sold from time to time to or through underwriters, through dealers or agents or directly to purchasers, in transactions on the NYSE or on other exchanges on which the Common Stock may be traded, in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale or at other prices. See "Plan of Distribution".

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                  The date of this Prospectus is June 6, 1997.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

    FOR NORTH CAROLINA INVESTORS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Northwest Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60611. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Website is http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or incorporated by reference therein.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

        1. the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 10-K");

        2. the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (the "First Quarter 10-Q"); and

        3. the Company's Registration Statement on Form 8-A, dated May 26, 1992, incorporating the description of the Company's Common Stock in the Company's Registration Statement on Form S-1 (Registration No. 33-48115).

    All documents or reports subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering described herein shall be deemed to be incorporated by reference into this Prospectus and to be a part of this

Prospectus from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: The Equitable Companies Incorporated, 1290 Avenue of the Americas, New York, New York 10104
Attention: Corporate Secretary (telephone (212) 554-1234).

                                 THE EQUITABLE

    FOR THE PURPOSE OF THIS PROSPECTUS, THE TERM "THE EQUITABLE" REFERS TO THE EQUITABLE COMPANIES INCORPORATED (THE "COMPANY") AND ITS SUBSIDIARIES.

    The Equitable is a diversified financial services organization serving a broad spectrum of insurance, investment management and investment banking customers. The Equitable Life Assurance Society of the United States ("Equitable Life"), a subsidiary of the Company, was established in the State of New York in 1859. For more than 100 years it has been among the largest life insurance companies in the United States. Equitable Life and its subsidiaries distribute a variety of insurance, annuity and investment products through a career agency force, which at December 31, 1996 consisted of over 7,200 professional insurance agents.

    At March 31, 1997, the Company's holdings in its investment subsidiaries included an approximately 78% interest in Donaldson, Lufkin & Jenrette, Inc. ("DLJ"), an approximately 58% interest in Alliance Capital Management L.P. ("Alliance") and a 100% interest in Equitable Real Estate Investment Management, Inc., Equitable Agri-Business, Inc. and EQ Services, Inc. (collectively, "Equitable Real Estate"). The Company's investment subsidiaries provide investment management and investment banking services to institutional and individual clients, including the Company's insurance subsidiaries.

    On April 10, 1997, Equitable Life entered into an agreement to sell Equitable Real Estate (other than EQ Services, Inc. and its interest in Column Financial, Inc.) to Lend Lease Corporation Limited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Results of Operations by Segment--Investment Services--Equitable Real Estate" in the First Quarter 10-Q.

    AXA is the Company's largest stockholder, beneficially owning at December 31, 1996 60.8% of the outstanding shares of Common Stock and $392.2 million of the Company's Series E Convertible Preferred Stock. The Company is a Delaware corporation with its principal headquarters located at 1290 Avenue of the Americas, New York, New York 10104 (telephone (212) 554-1234).

BUSINESS

    The Equitable is engaged in two related financial services businesses: an insurance business, which is comprised of the Insurance Operations segment and operates through the Insurance Group (consisting principally of Equitable Life) and an investment management and investment banking business, which comprises the Investment Services segment and operates through the Investment Subsidiaries (consisting of DLJ, Alliance and, until the completion of its pending sale, Equitable Real Estate).

INSURANCE BUSINESS

    Insurance Operations accounted for $3.74 billion, or approximately 45.1% of consolidated revenues for the year ended December 31, 1996. The Insurance Group offers a variety of products which include traditional, variable and interest-sensitive life insurance products, annuity products and mutual fund and other investment products, as well as disability income products and association plans. The Insurance Group emphasizes the sale of individual variable and interest-sensitive life insurance and annuity products. The Insurance Group maintains a substantial market share in sales of individual variable life insurance in the United States and also maintains a strong position in the market for individual variable annuity products. This segment also includes the Insurance Group's Separate Accounts for certain individual insurance and annuity products in which customers may invest their accumulated policy funds.

    The Equitable believes the experience and training of its career agency force constitutes a key competitive advantage in the sale of the Insurance Group's sophisticated insurance products, including variable life insurance and annuity products which offer a broad range of investment options. At December 31, 1996, the Insurance Group led the insurance industry in the number of agents and employees who hold both the Chartered Life Underwriter (CLU) and Chartered Financial Consultant (ChFC) designation.

    The Insurance Group's Income Manager Series of annuity products, which was introduced in May 1995, is also distributed through securities firms, financial planners and banks, as well as the career agency force. In 1996, Equitable Distributors, Inc. ("EDI"), an indirect wholly owned subsidiary of the Company, began actively to facilitate the marketing of the Income Manager Series through these distribution channels.

INVESTMENT BUSINESS

    The Investment Services segment, which accounted for $4.54 billion, or approximately 54.7%, of consolidated revenues for the year ended December 31, 1996, provides investment management, investment banking, securities transaction and brokerage services to both corporate and institutional clients, including the Insurance Group, and to high net worth individuals. Sales of mutual fund shares to individuals and retail clients augment the traditional focus on institutional markets.

    The Investment Subsidiaries have steadily added to third party assets under management, while continuing to provide investment management services to the Insurance Group. Of the $240.8 billion of assets under management at March 31, 1997, $184.1 billion (76.5%) were managed by the Investment Subsidiaries for third parties, including domestic and overseas investors, mutual funds, pension funds, endowment funds and, through the Insurance Group's Separate Accounts, insurance and annuity customers of the Insurance Group. During 1996, approximately $128.8 million (14.8%) of the fees earned by the Investment Subsidiaries from asset management consisted of fees for services provided to the Insurance Group.

    DLJ is a leading integrated investment and merchant bank that serves institutional, corporate, governmental and individual clients both domestically and internationally. DLJ's businesses include securities underwriting, sales and trading; merchant banking; financial advisory services; investment research; correspondent brokerage services; and asset management. DLJ's revenues for the year ended December 31, 1996 were $3.49 billion. DLJ conducts its operations through three principal operating groups each of which is an important contributor to revenue and earnings: the Banking Group, which includes DLJ's Investment Banking, Merchant Banking and Emerging Markets groups; the Capital Markets Group, consisting of DLJ's Fixed Income, Institutional Equities and Equities Derivatives Divisions, Autranet, a distributor of investment research products, and Sprout, its venture capital affiliate; and the Financial Services Group, comprised of the Pershing Division, the Investment Services Group and the Asset Management Group.

    Alliance is one of the largest investment advisors in the United States and provides diversified investment management services to a variety of institutions including The Equitable, pension funds, endowments and foreign financial institutions as well as to individual investors through a broad line of mutual funds. Alliance had assets under management at March 31, 1997 of $182.0 billion (including $158.4 billion for third party clients). For a discussion of the possible restructuring of Alliance, see "Risk Factors--Risk-Based and Statutory Capital" herein and "Business--Investment Services--Alliance-- Other" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources--Insurance Group--Risk-Based Capital" in the 1996 10-K.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED PRIOR TO DECIDING WHETHER OR NOT TO PURCHASE THE OFFERED SHARES.

INVESTMENT ASSETS

    As of March 31, 1997, commercial mortgages and equity real estate comprise 9.6% ($3.60 billion) and 11.8% ($4.45 billion), respectively, of the $37.6 billion aggregate amortized cost net of valuation allowances ("net amortized cost") of assets held in the Insurance Group's General Account ("General Account Investment Assets") and assets held in the General Account associated with the Insurance Group's discontinued guaranteed investment contract ("GIC") Segment ("GIC Segment Investment Assets"). Since December 31, 1990, The Equitable has substantially reduced its exposure to commercial mortgages. The percentage of General Account and GIC Segment Investment Assets represented by The Equitable's equity real estate portfolio has declined modestly since December 31, 1990, as sales offset the acquisition of properties through foreclosure. At March 31, 1997, the equity real estate portfolio included properties acquired as investment real estate having an aggregate amortized cost of $3.21 billion (70.5% of the aggregate amortized cost of all equity real estate held) and properties acquired through foreclosure (including in-substance foreclosure) having an aggregate amortized cost of $1.34 billion (29.5% of the aggregate amortized cost of all equity real estate held). It is management's continuing objective to reduce the size of the equity real estate portfolio relative to total assets over the next several years. Management anticipates that reductions will depend on real estate market conditions, the level of mortgage foreclosures and expenditures required to fund necessary or desired improvements to properties. Due to real estate market conditions, proceeds from the sale of most equity real estate properties have been less than amortized cost at the date of sale. The Equitable intends to continue to seek to sell individual equity real estate properties on an opportunistic basis. If a significant amount of equity real estate not currently held for sale is sold, material investment losses would likely be incurred.

    Since 1990, General Account and GIC Segment Investment Assets have included a large amount of problem, potential problem and restructured assets, particularly problem commercial mortgages and restructured commercial mortgages. While the amounts of problem, potential problem and restructured commercial mortgages have decreased significantly since the beginning of 1992, both the General Account and GIC Segment portfolios continue to have a significant amount of such commercial mortgages. At March 31, 1997, these commercial mortgages aggregated $761.4 million (2.0% of the aggregate amortized cost of General Account and GIC Segment Investment Assets). In the last three quarters of 1997, approximately $696.4 million of commercial mortgage principal payments are scheduled, including $622.1 million of payments at maturity on commercial mortgage balloon loans. An additional $906.9 million of payments at maturity on commercial mortgage balloon loans are scheduled in 1998 and 1999. Depending on market conditions and lending practices in future years, many maturing commercial mortgages may have to be refinanced, restructured or foreclosed upon.

    Since 1990, The Equitable has recognized significant additions to asset valuation allowances and writedowns on commercial mortgages and equity real estate. At March 31, 1997, such asset valuation allowance balances for continuing and discontinued operations totaled $175.0 million. As a result of the adoption of SFAS No. 121 on January 1, 1996, $224.3 million of asset valuation allowances related to equity real estate were released and impairment losses of $219.4 million were recognized on equity real estate held and used. The determination of asset valuation allowances and writedowns requires numerous forecasts and the exercise of a significant degree of judgment, and is an inherently subjective process. No assurance can be given as to the amount of future writedowns and additions to the asset valuation allowances. For more information concerning The Equitable's General Account Investment Assets and GIC Segment Investment Assets, including problem, potential problem and restructured investments and asset valuation allowances, see "Management's Discussion and Analysis of Financial

Condition and Results of Operations--Continuing Operations Investment Portfolio" in the First Quarter 10-Q and the 1996 10-K and Notes 4, 8 and 9 of Notes to Consolidated Financial Statements in the First Quarter 10-Q.

    At March 31, 1997, the net amortized cost of below investment grade fixed maturities in General Account and GIC Segment Investment Assets (including redeemable preferred stock) was $2.85 billion (representing 7.6% of the net amortized cost of all General Account and GIC Segment Investment Assets). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Continuing Operations Investment Portfolio" in the First Quarter 10-Q and the 1996 10-K, Note 9 of Notes to Consolidated Financial Statements in the First Quarter 10-Q and Note 3 of Notes to Consolidated Financial Statements in the 1996 10-K.

DISCONTINUED OPERATIONS

    At March 31, 1997, $1.32 billion of liabilities in the GIC Segment, of which $279.7 million related to GIC products and the balance to Wind-Up Annuities, were outstanding to contractholders as compared to $14.29 billion at December 31, 1986. The GIC Segment had total assets of $2.67 billion at March 31, 1997 which are not reflected in total assets within The Equitable's consolidated balance sheet but are netted against total GIC Segment liabilities. The Equitable experienced pre-tax losses from operations in the GIC Segment of $17.3 million, $10.4 million, $23.7 million, $25.1 million and $21.7 million in the three months ended March 31, 1997 and 1996 and for the years 1996, 1995 and 1994, respectively. All such pre-tax losses were charged to the GIC Segment loss allowances.

    The Equitable's quarterly process for evaluating the loss provisions applies the current period's results of discontinued operations against the allowance, re-estimates future losses, and adjusts the provisions, if appropriate. Additionally, as part of The Equitable's annual planning process, investment and benefit cash flow projections are prepared. The evaluations performed for the fourth quarter of 1996 and the first quarter of 1997 resulted in management's decision to strengthen the loss provisions by $129.0 million and $5.1 million, respectively, resulting in post-tax charges of $83.8 million and $3.3 million to discontinued operations' results for the fourth quarter of 1996 and the first quarter of 1997, respectively.

    Management believes the loss provisions for Wind-Up Annuities and GIC contracts at March 31, 1997 (aggregating $246.9 million) are adequate to provide for all future losses; however, the determination of loss provisions continues to involve numerous estimates and subjective judgments regarding the expected performance of discontinued operations investment assets. There can be no assurance the losses provided for will not differ from the losses ultimately realized. To the extent actual results or future projections of discontinued operations differ from management's current best estimates and assumptions underlying the loss provisions, the difference would be reflected in the consolidated statements of earnings in discontinued operations. In particular, to the extent income, sales proceeds and holding periods for equity real estate differ from management's previous assumptions, periodic adjustments to the loss provisions are likely to result. See Footnotes 2, 8 and 9 to the "Selected Consolidated Financial Data" herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Discontinued Operations" in the 1996 10-K and Note 9 of Notes to Consolidated Financial Statements in the First Quarter 10-Q.

VOLATILE NATURE OF SECURITIES BUSINESS

    In recent periods, DLJ has contributed a significant portion of The Equitable's earnings. In October 1995, DLJ completed an initial public offering which reduced The Equitable's ownership position in DLJ common stock to approximately 80% (78% at the date hereof). Assuming full vesting of certain forfeitable restricted stock units and the exercise of stock options granted to certain DLJ employees in connection with the initial public offering and all other vested DLJ employee stock options, The Equitable's ownership position in DLJ common stock would be reduced to approximately 63%. The securities industry generally experienced favorable market conditions in 1996, as strong rallies in the stock and bond markets and strong trading volumes on all major exchanges led to increased merger and acquisition activity as well as underwriting activity. Although the strong conditions that existed in 1996 continued through the first quarter of 1997, certain market factors weakened from the fourth quarter of 1996. DLJ's principal business activities, investment and merchant banking, securities sales and trading and correspondent brokerage services are, by their nature, highly competitive and subject to various risks, volatile trading markets and fluctuations in the volume of market activity. Consequently, DLJ's net income and revenue have been, and are likely to continue to be, subject to wide fluctuations, reflecting the impact of many factors beyond DLJ's control, including securities market conditions, the level and volatility of interest rates, competitive conditions and the size and timing of transactions. There can be no assurance that such fluctuations in DLJ's earnings will not affect the level of The Equitable's future earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Results of Continuing Operations by Segment--Investment Services" in the First Quarter 10-Q and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Results of Operations--Combined Results of Continuing Operations by Segment--Investment Services" in the 1996 10-K.

    For a discussion of Alliance's acquisition of Cursitor Holdings, L.P. and Cursitor Holdings Limited (collectively, "Cursitor") and the potential impairment of that investment see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Results of Operations by Segment--Investment Services--Alliance" in the First Quarter 10-Q.

PAYMENT OF DIVIDENDS AND LIQUIDITY

    The Company's ability to make cash payments with respect to its securities, including the payment of dividends on its Common Stock, depends on the availability of adequate sources of funds. The New York Insurance Law gives the Superintendent of Insurance of the State of New York (the "New York Superintendent") broad discretion in determining whether the financial condition of a New York domiciled insurer, such as Equitable Life, supports the payment of dividends to its shareholders. Dividends from Equitable Life are not expected to be a source of liquidity for the Company for several years. Management believes the Company's primary sources of liquidity will be sufficient to meet its cash requirements for several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Liquidity Requirements" and "--Liquidity Sources" in the 1996 10-K.

RATINGS

    Ratings are an important factor in establishing the competitive position of insurance companies. A significant downgrade in the financial strength or claims-paying ratings of Equitable Life could have a material adverse effect on the Insurance Group's business, liquidity and results of operations. For a discussion of the Insurance Group's current ratings, see "The Equitable--Insurance Business" herein and "Business--Competition--Insurance and Annuities" in the 1996 10-K.

RISK-BASED AND STATUTORY CAPITAL

    Since 1993, life insurers, including Equitable Life, have been subject to certain risk-based capital ("RBC") guidelines. The RBC guidelines provide a method to measure the adjusted capital (statutory capital and surplus plus the asset valuation reserve and other adjustments) that a life insurance company should have for regulatory purposes, taking into account the risk characteristics of the company's investments and products. A life insurance company's RBC ratio will vary over time depending upon many factors, including its earnings, the mix of assets in its investment portfolio, the nature of the products it sells and its rate of sales growth. Under the RBC formula, Equitable Life's year end RBC ratio depends in part on the closing price of units representing assignments of beneficial ownership of limited partnership interests in Alliance (the "Alliance Units") on the last trading day of the year. At December 31, 1996, the valuation formula for Alliance Units increased the statutory carrying value of Equitable Life's investment in Alliance Units to $1.06 billion from $914.3 million at December 31, 1995, compared to a statutory carrying value based on adjusted cost of $292.3 million. The management of Equitable Life has begun to examine possible responses to the expiration on December 31, 1997 of the exemption from Federal income taxes for publicly traded limited partnerships and is discussing with regulators alternative bases on which to value its Alliance holdings for statutory purposes in the event Equitable Life were to cease to own publicly traded Alliance Units. Management believes that these discussions should result in an approach which would, in such event, continue to take into account for statutory purposes a significant portion of the value of Equitable Life's investment in Alliance in excess of such statutory carrying value based on adjusted cost. If Equitable Life were to cease to own publicly traded Alliance Units, and if a significant portion of such excess were not recognized for statutory purposes, and if other offsetting corporate actions available to Equitable Life were not taken, Equitable Life would have a significant decline in its statutory capital and RBC ratio, which may adversely affect the market's perception of the Insurance Group relative to its principal competitors and could, therefore, make it more difficult to market certain of its insurance and annuity products and also result in higher levels of surrenders and withdrawals. See "The Equitable--Investment Business" herein and "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources--Insurance Group--Risk-Based Capital" in the 1996 10-K.

    The RBC guidelines are intended to be a regulatory tool only, and are not intended as a means to rank insurers generally. However, comparisons of RBC ratios of life insurers have become generally available. Equitable Life was above its target RBC ratio at year end 1996. Management believes that principally because of the RBC formula's treatment of Equitable Life's large holdings of subsidiary common stock (including its interests in Alliance, DLJ and, until the completion of its pending sale, Equitable Real Estate), equity real estate and mortgages, Equitable Life's year end 1996 RBC ratio was lower than those of its competitors in the life insurance industry. See "Business--Regulation--Risk-Based Capital" in the 1996 10-K.

    The NAIC has undertaken a comprehensive codification of statutory accounting practices for insurers. The resulting changes, once the codification project has been completed and the new principles adopted and implemented, could have a significant adverse effect on the Insurance Group's statutory results and financial position. The codification is not expected to become effective until 1998 or later.

CHANGES IN INTEREST RATES

    Changes in prevailing interest rates can affect both the Insurance Group's investment results and its results of operations. For a discussion of the effects on the Insurance Group of changes in prevailing interest rates, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Results of Operations--Combined Results of Continuing Operations by Segment--Margins on Individual Insurance and Annuity Products" in the 1996 10-K.

PRINCIPAL STOCKHOLDER

    AXA is the Company's largest stockholder, beneficially owning at December 31, 1996 (i) 60.8% of the outstanding shares of Common Stock (63.6% assuming conversion of the Company's convertible preferred stock owned by AXA) and (ii) $392.2 million of the Company's Series E Convertible Preferred Stock. Accordingly, AXA currently beneficially owns, without acquiring any additional shares of Common Stock, shares of Common Stock in an amount sufficient to permit it to control the outcome of any stockholder vote, including any vote relating to the election of directors to the Company's Board of

Directors. In May 1997, Compagnie UAP merged into AXA, with AXA as the surviving corporation, effective retroactive to January 1, 1997. For a discussion of this transaction, see "Security Ownership of Certain Beneficial Owners and Management--Beneficial Ownership of Common Stock by the AXA Group" in the 1996 10-K.

    Under a Standstill and Registration Rights Agreement, dated as of July 18, 1991, as amended (the "Standstill Agreement"), between the Company and AXA, AXA currently has certain demand and piggyback registration rights with respect to the Common Stock owned by it and has certain preemptive rights entitling it to participate in any sale by the Company of voting securities to the extent necessary to maintain AXA's percentage of voting power. However, all other contractual restrictions in the Standstill Agreement, including restrictions on the ability of AXA and certain affiliates to purchase voting securities, have expired and AXA and such affiliates are currently free to acquire additional shares of Common Stock. Neither AXA nor any of its affiliates has any obligation to provide additional capital or credit support to The Equitable. See "Business--Principal Shareholder" in the 1996 10-K.

                              SELLING STOCKHOLDER

    The SECT Trust was established in 1993 to provide a source of funding for a portion of the obligations arising under the Plans. The SECT Trust is intended to be a grantor trust within the meaning of Section 671 of the Internal Revenue Code. In the event of insolvency of the Company, the SECT Trust shall be subject to the claims of the Company's general creditors.

    The Offered Shares were or will be issued to the SECT Trust upon conversion of certain of the shares of the Company's Series D Convertible Preferred Stock purchased by the SECT Trust in a private transaction in 1993. The Company agreed under a 1993 agreement establishing the SECT Trust to prepare and file a registration statement with respect to any shares of Common Stock to be sold by the SECT Trust.

    As of March 31, 1997, the SECT Trust held 60,000 shares of Series D Convertible Preferred Stock which are convertible into 11,940,299 shares of Common Stock, subject to certain anti-dilution adjustments, or approximately 6% of the Company's outstanding shares of Common Stock after giving effect to such conversion.

                                USE OF PROCEEDS

    The SECT Trustee will contribute the net proceeds from the sale of the Offered Shares to the Plans, in accordance with instructions from the Committee, to fund a portion of the obligations arising thereunder. Pending such use, such net proceeds may be invested temporarily in short-term marketable securities. In consideration of such contributions to the Plans, the Company's subsidiaries sponsoring such Plans will pay the Company an amount equal to any such contributions.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected historical consolidated financial information for The Equitable. The selected historical consolidated financial information (other than General Account Investment Assets and assets under management) at December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 has been derived from consolidated financial statements audited by Price Waterhouse LLP, independent accountants, included in the 1996 10-K incorporated by reference herein and should be read in conjunction with and is qualified by reference to such statements and related notes. The selected historical consolidated financial information (other than General Account Investment Assets and assets under management) at December 31, 1994, 1993 and 1992 and for the two-year period ended December 31, 1993 have been derived from consolidated financial statements not included or incorporated herein. The selected historical consolidated financial information at and for the three months ended March 31, 1997 and 1996 (other than General Account Investment Assets and assets under management) has been derived from the Company's unaudited financial statements included in the First Quarter 10-Q incorporated by reference herein and should be read in conjunction with and is qualified by reference to such statements and related notes. This unaudited interim information reflects, in the view of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such information. Results for the three months ended March 31, 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                       THREE MONTHS ENDED
                                           MARCH 31,                    YEARS ENDED DECEMBER 31,
                                     ----------------------  ----------------------------------------------
                                        1997        1996        1996        1995        1994        1993
                                     ----------  ----------  ----------  ----------  ----------  ----------
                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF EARNINGS
  DATA(1)
REVENUES
  Universal life and
    investment-type product policy
    fee income.....................  $    230.5  $    212.9  $    874.0  $    788.2  $    715.0  $    644.5
  Premiums.........................       151.8       141.0       597.6       606.8       625.6       599.1
  Net investment income(2).........       872.0       780.5     3,308.6     3,047.4     2,838.4     2,715.0
  Investment gains, net(3)(4)......       178.0       170.3       599.2       552.3       338.6       526.4
  Commissions, fees and other
    income.........................       768.5       599.3     2,800.5     2,142.4     1,748.4     1,851.5
  Contribution from the Closed
    Block(3)(11)...................        35.8        32.1       125.0       143.2       137.0       137.9
                                     ----------  ----------  ----------  ----------  ----------  ----------
    Total revenues.................     2,236.6     1,936.1     8,304.9     7,280.3     6,403.0     6,474.4
                                     ----------  ----------  ----------  ----------  ----------  ----------
BENEFITS AND OTHER DEDUCTIONS
Interest credited to policyholders'
  account balances.................       312.9       320.6     1,271.1     1,249.2     1,202.2     1,325.6
Policyholders' benefits(5).........       254.9       254.2     1,317.7     1,008.6       914.9     1,001.7
Other operating costs and
  expenses(5)(6)(7)................     1,392.7     1,147.2     5,200.3     4,377.3     3,739.3     3,770.8
                                     ----------  ----------  ----------  ----------  ----------  ----------
Total benefits and other
  deductions.......................     1,960.5     1,722.0     7,789.1     6,635.1     5,856.4     6,098.1
                                     ----------  ----------  ----------  ----------  ----------  ----------
EARNINGS FROM CONTINUING OPERATIONS
  BEFORE FEDERAL INCOME TAXES AND
  MINORITY INTEREST(5).............       276.1       214.1       515.8       645.2       546.6       376.3
Federal income tax expense.........        87.4        64.7       137.4       192.3       157.0       111.7
Minority interest in net income of
  consolidated subsidiaries........        49.4        39.7       172.4        87.5        68.3        31.9
                                     ----------  ----------  ----------  ----------  ----------  ----------
Earnings (loss) from continuing
  operations(5)....................       139.3       109.7       206.0       365.4       321.3       232.7
Discontinued operations, net of
  Federal income
  taxes(2)(5)(6)(8)(9).............        (3.3)     --           (83.8)     --          --          --
Extraordinary charge for
  demutualization expenses.........      --          --          --          --          --          --
Cumulative effect of accounting
  changes, net of Federal income
  taxes(10)........................      --           (23.1)      (23.1)     --           (27.1)     --
                                     ----------  ----------  ----------  ----------  ----------  ----------
Net Earnings (Loss)................  $    136.0  $     86.6  $     99.1  $    365.4  $    294.2  $    232.7
                                     ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------
Net earnings after
  demutualization..................  $    136.0  $     86.6  $     99.1  $    365.4  $    294.2  $    232.7
Dividends on preferred stocks......         6.7         6.7        26.7        26.7        80.1        65.4
                                     ----------  ----------  ----------  ----------  ----------  ----------
Net Earnings (Loss) Applicable to
  Common Shares....................  $    129.3  $     79.9  $     72.4  $    338.7  $    214.1  $    167.3
                                     ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------
NET EARNINGS (LOSS) PER COMMON
  SHARE:
  Assuming No Dilution.............  $      .68  $      .43  $      .36  $     1.83  $     1.49  $     1.18
                                     ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------
  Assuming Full Dilution...........  $      .62  $      .41  $      .36  $     1.74  $     1.37  $     1.08
                                     ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------
Cash Dividend Per Common Share.....  $      .05  $      .05  $      .20  $      .20  $      .20  $      .20
                                     ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------


                                        1992
                                     ----------

CONSOLIDATED STATEMENTS OF EARNINGS
  DATA(1)
REVENUES
  Universal life and
    investment-type product policy
    fee income.....................  $    571.7
  Premiums.........................     1,185.3
  Net investment income(2).........     2,681.5
  Investment gains, net(3)(4)......       371.8
  Commissions, fees and other
    income.........................     1,412.5
  Contribution from the Closed
    Block(3)(11)...................        51.5
                                     ----------
    Total revenues.................     6,274.3
                                     ----------
BENEFITS AND OTHER DEDUCTIONS
Interest credited to policyholders'
  account balances.................     1,440.8
Policyholders' benefits(5).........     1,754.0
Other operating costs and
  expenses(5)(6)(7)................     3,070.3
                                     ----------
Total benefits and other
  deductions.......................     6,265.1
                                     ----------
EARNINGS FROM CONTINUING OPERATIONS
  BEFORE FEDERAL INCOME TAXES AND
  MINORITY INTEREST(5).............         9.2
Federal income tax expense.........        12.8
Minority interest in net income of
  consolidated subsidiaries........        35.0
                                     ----------
Earnings (loss) from continuing
  operations(5)....................       (38.6)
Discontinued operations, net of
  Federal income
  taxes(2)(5)(6)(8)(9).............      --
Extraordinary charge for
  demutualization expenses.........      (101.3)
Cumulative effect of accounting
  changes, net of Federal income
  taxes(10)........................         4.9
                                     ----------
Net Earnings (Loss)................  $   (135.0)
                                     ----------
                                     ----------
Net earnings after
  demutualization..................  $   --
Dividends on preferred stocks......        14.5
                                     ----------
Net Earnings (Loss) Applicable to
  Common Shares....................  $    (14.5)
                                     ----------
                                     ----------
NET EARNINGS (LOSS) PER COMMON
  SHARE:
  Assuming No Dilution.............  $     (.10)
                                     ----------
                                     ----------
  Assuming Full Dilution...........  $     (.10)
                                     ----------
                                     ----------
Cash Dividend Per Common Share.....  $      .10
                                     ----------
                                     ----------

                                       THREE MONTHS ENDED
                                           MARCH 31,                    YEARS ENDED DECEMBER 31,
                                     ----------------------  ----------------------------------------------
                                        1997        1996        1996        1995        1994        1993
                                     ----------  ----------  ----------  ----------  ----------  ----------
                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES BY SEGMENT:
Insurance operations(2)(3)(4)......  $    983.1  $    905.7  $  3,742.9  $  3,614.6  $  3,507.4  $  3,464.4
Investment services(4).............     1,250.5     1,027.3     4,540.0     3,689.8     2,908.6     3,024.1
Corporate, other and
  eliminations.....................         3.0         3.1        22.0       (24.1)      (13.0)      (14.1)
                                     ----------  ----------  ----------  ----------  ----------  ----------
Total Revenues.....................  $  2,236.6  $  1,936.1  $  8,304.9  $  7,280.3  $  6,403.0  $  6,474.4
                                     ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------
EARNINGS (LOSS) FROM CONTINUING
  OPERATIONS BEFORE FEDERAL INCOME
  TAXES AND MINORITY INTEREST, BY
  SEGMENT:
Insurance operations...............  $    126.8  $     84.6  $    (36.6) $    303.1  $    327.5  $    128.2
Investment services................       181.7       159.5       663.2       466.3       375.2       359.3
Corporate interest expense and
  other eliminations...............       (32.4)      (30.0)     (110.8)     (124.2)     (156.1)     (111.2)
                                     ----------  ----------  ----------  ----------  ----------  ----------
EARNINGS (LOSS) FROM CONTINUING
  OPERATIONS BEFORE FEDERAL INCOME
  TAXES AND MINORITY INTEREST......  $    276.1  $    214.1  $    515.8  $    645.2  $    546.6  $    376.3
                                     ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------
GENERAL ACCOUNT INVESTMENT ASSETS
  (AT PERIOD END)(12)(13)..........  $ 35,160.1  $ 33,872.6  $ 34,676.0  $ 33,777.1  $ 32,338.6  $ 32,695.4
                                     ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------
ASSETS UNDER MANAGEMENT (AT PERIOD
  END):
The Equitable......................  $   56,684  $   50,819  $   54,990  $   50,900  $   47,376  $   51,003
Third Party(14)....................     184,137     161,231     184,784     144,441     125,145     121,643
                                     ----------  ----------  ----------  ----------  ----------  ----------
Total..............................  $  240,821  $  212,050  $  239,774  $  195,341  $  172,521  $  172,646
                                     ----------  ----------  ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------  ----------  ----------
CONSOLIDATED BALANCE SHEETS DATA
  (AT PERIOD END):(1)
Total assets(13)(15)...............  $139,601.8  $116,394.7  $128,811.2  $113,716.2  $ 94,785.3  $100,382.3
Long-term debt.....................     4,012.3     3,994.3     3,920.7     3,852.0     2,925.9     2,662.3
Total liabilities(13)(15)..........   135,716.7   112,496.2   124,823.2   109,607.5    91,605.2    96,670.9
Redeemable preferred stock.........                                                                   264.9
Shareholders' equity...............     3,885.1     3,898.5     3,988.0     4,108.7     3,180.1     3,446.5
Book value per common share........       18.49       18.72       19.12       19.88       14.93       16.83


                                        1992
                                     ----------

REVENUES BY SEGMENT:
Insurance operations(2)(3)(4)......  $  4,069.1
Investment services(4).............     2,314.4
Corporate, other and
  eliminations.....................      (109.2)
                                     ----------
Total Revenues.....................  $  6,274.3
                                     ----------
                                     ----------
EARNINGS (LOSS) FROM CONTINUING
  OPERATIONS BEFORE FEDERAL INCOME
  TAXES AND MINORITY INTEREST, BY
  SEGMENT:
Insurance operations...............  $   (158.7)
Investment services................       324.8
Corporate interest expense and
  other eliminations...............      (156.9)
                                     ----------
EARNINGS (LOSS) FROM CONTINUING
  OPERATIONS BEFORE FEDERAL INCOME
  TAXES AND MINORITY INTEREST......  $      9.2
                                     ----------
                                     ----------
GENERAL ACCOUNT INVESTMENT ASSETS
  (AT PERIOD END)(12)(13)..........  $ 31,419.7
                                     ----------
                                     ----------
ASSETS UNDER MANAGEMENT (AT PERIOD
  END):
The Equitable......................  $   45,141
Third Party(14)....................     104,784
                                     ----------
Total..............................  $  149,925
                                     ----------
                                     ----------
CONSOLIDATED BALANCE SHEETS DATA
  (AT PERIOD END):(1)
Total assets(13)(15)...............  $ 80,743.7
Long-term debt.....................     1,897.9
Total liabilities(13)(15)..........    78,010.9
Redeemable preferred stock.........       262.1
Shareholders' equity...............     2,470.7
Book value per common share........       15.60

------------------------------

(1) In 1996, The Equitable changed its method of accounting for long-duration participating life insurance contracts, primarily within the Closed Block, in accordance with the provisions prescribed by Statement of Financial Accounting Standards ("SFAS") No. 120, "Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts". The financial statements for the three months ended March 31, 1996, and the years ended December 31, 1995, 1994, 1993 and 1992 have been restated for the change. Shareholders' equity increased $194.9 million as of January 1, 1992 for the effect of retroactive application of the new method. See Note 2 of Notes to Consolidated Financial Statements in the 1996 10-K and Note 2 of Notes to Consolidated Financial Statements in the First Quarter 10-Q.

(2) Net investment income and discontinued operations included $14.8 million, $37.6 million, $114.3 million, $154.6 million, $219.7 million, $197.1 million and $132.8 million for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively, recognized as investment income by continuing operations and as interest expense by the GIC Segment relating to intersegment loans.

(3) Investment gains, net, included additions to asset valuation allowances and writedowns of publicly traded securities for continuing operations aggregating $25.1 million ($34.3 million including amounts related to the Closed Block), $51.4 million ($65.5 million including amounts related to the Closed Block), $178.6 million ($205.8 million including amounts related to the Closed Block), $197.6 million ($224.9 million including amounts related to the Closed Block), $100.5 million ($137.5 million including amounts related to the Closed Block), $108.7 million ($147.3 million including amounts related to the Closed Block) and $278.6 million ($300.2 million including amounts related to the Closed Block) for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively. Additionally, as a result of the adoption of SFAS No. 121, $152.4 million of allowances on assets held for investment were released and impairment losses of $144.0 million ($149.6 million including amounts related to the Closed Block) were recognized on real estate held and used as of January 1, 1996.

(4) Investment gains, net for the three months ended March 31, 1996 included a $20.6 million gain resulting from the issuance of Alliance Units to third parties upon completion of the Cursitor acquisition. Investment gains, net for the year ended December 31, 1996 included a $79.4 million gain (before variable compensation and related expenses) related to the sale of shares of one investment in the DLJ long-term corporate development portfolio. Investment gains, net for the year ended December 31, 1995 included a $34.7 million gain resulting from the sale of a minority interest in DLJ. Investment gains, net for the year ended December 31, 1994 included a $52.4 million gain related to the sale by Alliance of 4.96 million of newly issued Alliance Units. Investment gains, net for the year ended December 31, 1993 included a $49.3 million gain (before variable compensation and related expenses) related to the sale of shares on that same investment in the DLJ long-term corporate development portfolio. Investment gains, net for the year ended December 31, 1992 included a gain on that same investment of $166.2 million, which consisted of an $82.4 million net gain on shares sold and an $83.8 million investment gain from the recognition of an increase in fair value of the investment.

(5) During the fourth quarter of 1996, The Equitable completed experience and loss recognition studies of participating group annuity contracts and conversion annuities ("Pension Par") and disability income ("DI") products. Additionally, The Equitable's management reviewed the loss provisions for the GIC Segment lines of business. As a result of these studies, $145.0 million of unamortized DI deferred policy acquisition costs ("DAC") were written off and reserves were strengthened by $248.0 million for these lines of business. Consequently, earnings from continuing operations for the year ended December 31, 1996 decreased by $255.5 million ($393.0 million pre-tax) and net earnings decreased by $339.3 million. See Notes 2 and 7 of Notes to Consolidated Financial Statements in the 1996 10-K.

(6) Other operating costs and expenses included corporate interest expenses of $34.7 million, $34.6 million, $139.6 million, $100.5 million, $50.6 million, $28.4 million and $58.4 million for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively, and interest credited to the discontinued GIC Segment of $88.2 million, $97.7 million and $94.2 million for the years ended December 31, 1994, 1993 and 1992, respectively.

(7) Other operating costs and expenses included provisions associated with employee termination and exit costs of $5.2 million, $0.7 million, $24.4 million, $39.2 million, $20.4 million, $96.4 million and $24.8 million for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively (including $5.2 million, $0.7 million, $22.3 million, $28.1 million, $20.4 million, $45.6 million and $24.8 million attributable to Insurance Operations for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively; and $2.1 million, $11.1 million and $50.8 million attributable to Investment Services for the years ended December 31, 1996, 1995 and 1993, respectively).

(8) Discontinued operations, net of Federal income taxes, included additions to asset valuation allowances and writedowns of fixed securities and, in 1996, equity real estate for the discontinued GIC Segment aggregating $3.1 million, $3.7 million, $36.0 million, $38.2 million, $50.8 million, $53.0 million and $105.6 million for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, 1994, 1993, and 1992, respectively. Additionally, the implementation of SFAS No. 121 as of January 1, 1996 resulted in the release of existing valuation allowances of $71.9 million on equity real estate and recognition of impairment losses of $69.8 million on real estate held and used.

(9) Discontinued operations, net of Federal income taxes, included GIC Segment after-tax losses of $3.3 million and $83.8 million for the three months ended March 31, 1997 and for the year ended December 31, 1996, respectively. Pre-tax losses of $17.3 million, $10.4 million, $23.7 million, $25.1 million, $21.7 million, $24.7 million and $160.9 million for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively, were charged to the GIC Segment allowance for future losses. See Notes 9 and 7 of Notes to Consolidated Financial Statements included in the First Quarter 10-Q and the 1996 10-K, respectively.

(10) Cumulative effect of accounting changes, net of Federal income taxes, included a charge of $23.1 million, net of a Federal income tax benefit of $12.4 million, related to SFAS No. 121 for the three months ended March 31, 1996 and the year ended December 31, 1996, a charge of $27.1 million, net of a Federal income tax benefit of $14.6 million related to SFAS No. 112 for the year ended December 31, 1994 and a credit of $252.3 million related to SFAS No. 109 and a charge of $247.4 million, net of a Federal income tax benefit of $130.9 million, related to SFAS No. 106 for the year ended December 31, 1992.

(11) The results of the Closed Block for the periods subsequent to July 22, 1992 are reported on one line in the consolidated statements of earnings. Accordingly, the line-by-line statements of earnings data are not comparable for all periods presented. Total assets and total liabilities include the assets and liabilities of the Closed Block, respectively, and therefore amounts are comparable for all periods presented. See Notes 8 and 6 of Notes to Consolidated Financial Statements in the First Quarter 10-Q and the 1996 10-K, respectively.

(12) General Account Investment Assets does not include the GIC Segment Investment Assets, which had an aggregate carrying value of $2.44 billion, $3.47 billion, $2.49 billion, $3.26 billion, $3.90 billion, $4.82 billion and $5.73 billion at March 31, 1997 and 1996 and at December 31, 1996, 1995, 1994, 1993, and 1992, respectively.

(13) Total assets, total liabilities and General Account Investment Assets included the assets and liabilities of the Closed Block and, therefore, are comparable for all periods presented. See Notes 8 and 6 of Notes to Consolidated Financial Statements included in the First Quarter 10-Q and the 1996 10-K, respectively.

(14) Third party assets under management included Separate Accounts assets under management of $30.22 billion, $25.98 billion, $29.87 billion, $24.72 billion, $20.67 billion, $19.74 billion and $18.07 billion at March 31, 1997 and 1996 and at December 31, 1996, 1995, 1994, 1993 and 1992, respectively.

(15) Assets and liabilities relating to the discontinued GIC Segment are not reflected on the consolidated balance sheets of The Equitable, except that as of March 31, 1997 and 1996 and December 31, 1996, 1995, 1994, 1993 and
    1992, the net amount due to continuing operations for intersegment loans made to the discontinued GIC Segment in excess of continuing operations' obligations to fund the discontinued GIC Segment's accumulated deficit (the amount required to make assets equal to liabilities) is reflected as "Amounts due from discontinued GIC Segment." In 1995, continuing operations transferred $1,215.4 million in cash to the GIC Segment in settlement of its obligation. Subsequently, the GIC Segment remitted $1,155.4 million in cash to continuing operations in partial repayment of borrowings by the GIC Segment. See Notes 9 and 7 of Notes to Consolidated Financial Statements included in the First Quarter 10-Q and the 1996 10-K, respectively.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary descriptions with respect to the capital stock of the Company are summaries and are subject to the detailed provisions of the Company's restated certificate of incorporation, as amended (the "Restated Certificate") and by-laws (the "By-Laws"). These statements do not purport to be complete, do not give effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Restated Certificate and the By-Laws.

    The Restated Certificate authorizes the Company to issue 510 million shares of capital stock, of which 500 million shares are designated as Common Stock having a par value of $.01 per share and 10 million shares are designated as preferred stock having a par value of $1.00 per share. The preferred stock may be issued by the Company's Board of Directors in one or more series and may have such voting rights, if any, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations and restrictions, as the Board of Directors (or a duly authorized committee thereof) may fix by resolution or resolutions. Moreover, the Company's Board of Directors may issue such preferred stock from time to time in transactions that may not require the approval of the stockholders of the Company and the preferences, designations, voting and other rights of any such shares of preferred stock may materially limit or qualify the rights of the outstanding shares of Common Stock. As of the date hereof, there are three series of preferred stock outstanding. For a description of the Company's preferred stock, see Note 10 to Notes to Consolidated Financial Statements in the 1995 10-K.

                          DESCRIPTION OF COMMON STOCK

    DIVIDENDS. Subject to the rights of any holders of preferred stock, each holder of Common Stock is entitled to receive dividends out of funds legally available therefor when, as and if declared by the Company's Board of Directors. Dividends may be paid in cash, property or shares of the Company's capital stock.

    VOTING RIGHTS. The holders of Common Stock possess exclusive voting rights in the Company, except to the extent that the Company's Board of Directors shall have designated voting power with respect to any preferred stock issued. Each holder of Common Stock is entitled, on each matter submitted for a vote of holders of Common Stock, to one vote for each share of such stock registered in such holder's name on the books of the Company. Except as otherwise required by law and subject to the rights of any holders of preferred stock, the presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at a meeting of stockholders constitutes a quorum for the transaction of business at that meeting. Actions requiring approval of stockholders will generally require approval by a majority vote at a meeting at which a quorum is present, except that at each stockholder meeting for the election of directors, provided a quorum is present, directors will be elected by a plurality of votes validly cast in the election. Stockholders will not have any right to cumulate votes in the election of directors.

    The holders of preferred stock issued by the Company may be given the right to vote for the election of directors generally or to elect a specified number or percentage of the members of the Company's Board of Directors. The number of directors that may be elected by the holders of any class or series of preferred stock having the right, voting separately by class or series, to elect directors will be in addition to the number of directors fixed by or pursuant to the Restated Certificate.

    LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding-up of the Company, the holders of the Common Stock will be entitled to share ratably in the distribution of all assets of the Company remaining after payment of all of the Company's debts and liabilities and of all sums to which holders of any preferred stock may be entitled.

    PREEMPTIVE RIGHTS. Holders of the Common Stock are not generally entitled to preemptive rights with respect to any shares of capital stock which may be issued by the Company. Under the Standstill Agreement, AXA has preemptive rights with respect to voting securities and securities convertible into voting securities of the Company.

    MISCELLANEOUS. The issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and, upon issuance as herein described, the Offered Shares will be duly authorized, validly issued, fully paid and nonassessable.

    The transfer agent for the Common Stock is First Chicago Trust Company of New York.

                        RESTRICTIONS ON ACQUISITIONS OF
                           SECURITIES OF THE COMPANY

    Section 7312 of the New York Insurance Law ("Section 7312") provides that, for a period of five years after the effective date of Equitable Life's demutualization (July 22, 1992), no person may directly or indirectly offer to acquire or acquire in any manner the beneficial ownership (defined as the power to vote or dispose of, or to direct the voting or disposition of a security) of 5% or more of any class of the Company's voting security (which term includes the Common Stock) or any class of security convertible into a voting security of the Company without the prior approval of the New York Superintendent. Pursuant to Section 7312, voting securities acquired in excess of the 5% threshold without such prior approval will be deemed non-voting.

    State insurance laws also regulate changes of control (generally presumed upon acquisitions of 10% or more of securities then having voting power for the election of directors) of insurance holding companies, such as the Company. State insurance laws, including the New York Insurance Law, require certain filings concerning changes in ownership of insurance companies. Although the specific provisions vary, insurance laws in states such as New York generally prohibit a person from acquiring a controlling interest in an insurer incorporated in the state or in any other person controlling such insurer unless the insurance regulatory authority has approved the proposed acquisition in accordance with the applicable regulations. In accordance with these restrictions, the issuance of Common Stock and preferred stock to AXA required the prior approval of the New York Superintendent and the prior approval of the insurance regulatory authorities in the other states where Equitable Life's insurance company subsidiaries were domiciled. AXA has obtained the requisite approvals described above and in the preceding paragraph for its acquisitions of Common Stock and the Company's preferred stock.

    In addition, Section 203 of the Delaware General Corporation law prohibits an "interested stockholder" of a Delaware corporation from engaging in certain business combinations with the corporation, including mergers or consolidations or acquisitions of additional shares of the corporation, for a period of three years following the date the stockholder becomes an "interested stockholder." An "interested stockholder" is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. The prohibitions under Section 203 are not applicable in certain circumstances, including those in which (i) the business combination or the transaction which results in the stockholder becoming an "interested stockholder" is approved by the corporation's board of directors prior to the date the stockholder becomes an "interested stockholder," (ii) the "interested stockholder" upon consummation of such transaction owns at least 85% of the voting stock of the corporation outstanding prior to such transaction or (iii) the corporation has elected not to be governed by such prohibitions. The Company's Board of Directors approved AXA's acquisition of Common Stock as part of its approval of AXA's original investment and, accordingly, the prohibitions under Section 203 do not apply to any business combination with AXA.

                              PLAN OF DISTRIBUTION

    The SECT Trust, at the discretion of the Committee, may from time to time offer and sell all or a portion of the Offered Shares to or through one or more underwriters, through one or more dealers or agents or directly to purchasers.

    The offer and sale of the Offered Shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    Sales may be effected from time to time in one or more transactions (which may involve block transactions) (i) on the NYSE, or on other national securities exchanges on which the Common Stock may be traded, in transactions that may include special offerings, exchange distributions pursuant to and in accordance with the rules of such exchanges or otherwise, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market, (iv) in negotiated transactions through the writing of options on shares of Common Stock (whether such options are listed on an options exchange or otherwise) or otherwise, (v) pursuant to a distribution through one or more underwriters on a firm commitment or best-efforts basis or (vi) in a combination of any such transactions. The SECT Trust may effect such transactions by selling Offered Shares to or through underwriters, agents or dealers, and such underwriters, agents or dealers may receive compensation in the form of discounts or commissions from the SECT Trust and may receive commissions from the purchasers of Offered Shares for whom they may act as agent, in each case in amounts which will not exceed those customary in the types of transactions involved.

    If required, a prospectus supplement to this Prospectus may be distributed in connection with an offer and sale of the Offered Shares. Such prospectus supplement may identify underwriters, dealers or agents participating in such offer and sale and any discounts, commissions or other terms thereof, and may set forth such additional information as may be determined to be required.

    Offers to purchase Offered Shares may be solicited directly by the Company and the sale thereof may be made by the SECT Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

    In connection with the distribution of the Offered Shares, underwriters and any other persons participating in such distribution may purchase and sell Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and, in the case of underwriters, purchases to cover short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and short positions created by underwriters involve the sale by underwriters of a greater number of Offered Shares than they are required to purchase from the Company in an offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Offered Shares may be reclaimed by such underwriters if such Offered Shares are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter-market or otherwise.

    In making any offer on behalf of the SECT Trust, underwriters, agents and any other broker or dealer may be deemed to be underwriters within the meaning of the Securities Act, and the compensation of the underwriter, agent or other broker or dealer may be deemed to be underwriting commissions or discounts.

    Underwriters, agents and dealers may be entitled under relevant agreements with the Company and the SECT Trustee to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

    The offering of the Offered Shares is being conducted in accordance with
Section 2720 of the NASD Conduct Rules. In addition, underwriters and other persons participating in the distribution may not confirm sales to any discretionary accounts without the prior specific written approval of the customer.

    Underwriters, agents and dealers who participate in offers and sales of the Offered Shares may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries from time to time in the ordinary course of business.

                                 LEGAL OPINIONS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022.

                                    EXPERTS

    The consolidated financial statements and consolidated financial statement schedules of The Equitable as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The United States firm of Price Waterhouse has registered as a Registered Limited Liability Partnership (LLP) under the laws of the State of Delaware and from August 10, 1994 has conducted its practice under the name of Price Waterhouse LLP. All references to Price Waterhouse and the documents incorporated herein by reference are to Price Waterhouse LLP.

                                 ERISA MATTERS

    The Company and certain affiliates of the Company, including Equitable Life, Alliance and DLJ, may each be considered a "party in interest" within the meaning of ERISA or a "disqualified person" within the meaning of ERISA or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Offered Shares are acquired by or on behalf of a pension or other employee benefit plan with respect to which the Company or any of its affiliates is a service provider, unless such Offered Shares are acquired pursuant to an exemption for transactions effected on behalf of such plan by a "qualified professional asset manager" or pursuant to any other available exemption. Any such pension or employee benefit plan or other person proposing to invest in the Offered Shares should consult with its legal counsel.

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--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

               PROSPECTUS SUPPLEMENT

                                           PAGE
                                           -----
AXA Financial.........................         S-2
Recent Developments...................         S-4
Risk Factors..........................         S-5
Plan of Distribution..................         S-8
AXA Purchases of Common Stock.........         S-8

                    PROSPECTUS

Available Information.................           2
Incorporation of Certain Documents by
  Reference...........................           2
The Equitable.........................           4
Risk Factors..........................           6
Selling Stockholder...................          10
Use of Proceeds.......................          10
Selected Consolidated Financial
  Data................................          11
Description of Capital Stock..........          15
Description of Common Stock...........          15
Restrictions on Acquisitions of
  Securities of the Company...........          16
Plan of Distribution..................          17
Legal Opinions........................          18
Experts...............................          18
ERISA Matters.........................          18

                                1,600,000 Shares

                              AXA FINANCIAL, INC.

                                  Common Stock

                               ------------------

                             PROSPECTUS SUPPLEMENT

                               ------------------

                              GOLDMAN, SACHS & CO.

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